GAIN Capital Holdings, Inc. to be Acquired by INTL FCStone Inc. for $6.00 Per Share in Cash

BEDMINSTER, N.J., February 27, 2020 - GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or the “Company”) today announced it has entered into a definitive agreement to be acquired by INTL FCStone Inc. (NASDAQ: INTL) (“INTL FCStone”). Under the terms of the agreement, INTL FCStone will acquire the Company in an all-cash transaction. The Company’s stockholders will receive $6.00 per share, representing approximately $236 million in equity value.

“GAIN’s business fits naturally within INTL FCStone’s diversified and scaled franchise, and our shareholders will benefit from this combination by receiving a substantial premium in an all-cash transaction. GAIN was founded over 20 years ago with the intention of providing traders with low-cost access to foreign exchange markets. By joining INTL, we see an incredible opportunity to leverage their capabilities and ecosystem of products, and to deliver an even more comprehensive offering to our customers. Bringing together GAIN’s expertise in serving the retail customer and INTL’s unparalleled access to the financial markets creates an exciting value proposition and enables the combined group to serve a wider range of customers,” commented Glenn Stevens, Chief Executive Officer of GAIN Capital Holdings, Inc.

“After a thorough evaluation of the options available, the Board of Directors is confident that this transaction will provide a significant opportunity for our stockholders to realize value for their shares while providing the best path forward for GAIN’s business, employees and customers,” said Mr. Stevens.

The transaction represents a 70 percent premium to the closing share price of the Company’s shares on February 26, 2020 and a 60 percent premium to the volume-weighted average price of the Company’s stock in the 30 trading days ending on February 26, 2020.

The transaction is the result of a comprehensive strategic alternatives review process taken by the Company’s Board of Directors. The transaction has been approved by GAIN’s Board of Directors. In addition, VantagePoint Capital Partners, Michael Spencer’s private investment group IPGL and Glenn Stevens, representing in aggregate approximately 44% of GAIN’s stockholders, have entered into agreements to vote in favor of the transaction. The transaction is expected to be completed in mid-2020, subject to regulatory approvals and other customary closing conditions.

Sean O’Connor, CEO of INTL FCStone, commented on the transaction, “As a result of this combination, GAIN’s customers will benefit from a richer product offering as well as the expanded resources and greater scale of the combined firm. INTL FCStone, in turn, will add a new digital platform to its global financial network, significantly expanding its offering to retail clients, as well as a complementary futures business.”

GCA Advisors LLC acted as exclusive financial advisor and Davis Polk & Wardwell LLP acted as legal advisor to GAIN. Jefferies LLC acted as financial advisor and DLA Piper acted as legal advisor to INTL FCStone.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

About INTL FCStone

INTL FCStone Inc. connects its clients with the global markets across asset classes - providing execution, post-trade settlement, clearing and custody. Clients use its digital platforms, market intelligence and high-touch service to manage their market risk, pursue trading opportunities, make investments efficiently, and improve their business performance. Further information on INTL FCStone is available at www.intlfcstone.com.

Important Information For Stockholders
Participants in the Solicitation
GAIN and its directors and certain of its executive officers may be considered participants in the solicitation of proxies from GAIN’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of GAIN is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 11, 2019 and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 30, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.
Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, GAIN will file a proxy statement on Schedule 14A with the SEC. Additionally, GAIN plans to file other relevant materials with the SEC in connection with the proposed transaction. This material is not a substitute for the proxy statement or any other document which GAIN may file with the SEC. The definitive proxy statement will be sent or given to the stockholders of GAIN and will contain important information about the proposed transaction and related matters. INVESTORS IN AND SECURITY HOLDERS OF GAIN ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE TRANSACTION. The materials to be filed by GAIN with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or in the “Investor Relations” section of GAIN’s website at www.gaincapital.com.

Investor Relations Contact:
Jonathan Kay, GAIN Capital
+1 908.731.0737
ir@gaincapital.com
http://ir.gaincapital.com